UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2016

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point, Colorado Springs, Colorado 80906

(Address of Principal Executive Offices) (Zip Code)

(303) 320-7708

(Registrant’s telephone number including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)On March 16, 2016, the Board of Directors of Gold Resource Corporation (the “Company”) appointed Alex Morrison to serve as a director, thereby increasing the size of the Board of Directors from four to five members. The Board will determine to which committees to appoint Mr. Morrison following an introductory evaluation period.

Mr. Morrison is a Chartered Professional Accountant with 30 years of mining industry experience. Mr. Morrison currently serves as a director of Detour Gold Corporation (TSE: DGC), Taseko Mines Ltd. (TSE: TKO) and Pershing Gold Corporation (NASDAQ: PGLC). He has held senior executive positions at a number of mining companies, including Vice President and Chief Financial Officer of Franco Nevada Corporation (2007 to 2010). Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice-President, Information Technology (2002 to 2007). Prior to that, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources Inc., Vice President and Controller of Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University.

In connection with his appointment to the Board, Mr. Morrison was awarded 100,000 vested options to purchase the Company’s common stock at a price per share equal to the closing price of the common stock on March 16, 2016 and exercisable for a period of ten years and he will initially receive a monthly retainer fee of $3,000.

(e)Also on March 16, 2016, the Compensation Committee recommended and the Board of Directors approved a discretionary cash bonus award of $25,000 and an award of 90,000 options to purchase the Company’s common stock to John Labate, Chief Financial Officer of the Company in recognition of his individual efforts on behalf of the Company. The stock options are exercisable for ten years at a price per share equal to the closing price of the common stock on March 16, 2016 and vest in equal tranches over three years.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: March 21, 2016	By:	/s/ Jason D. Reid
	Name:	Jason D. Reid
	Title:	Chief Executive Officer and President

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